NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

Exhibit 99.1

DELPHAX ANNOUNCES FISCAL 2007 SECOND-QUARTER RESULTS

Company reports operating profit for second consecutive quarter

MINNEAPOLIS, May 10, 2007—Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, today reported near-break-even results for the second quarter and first half of fiscal 2007 in a continuation of its recovery from unusually deep losses in the second half of fiscal 2006.

The company reported net sales of $11.3 million for the second quarter ended March 31, 2007, compared with $12.8 million for the same period a year earlier. Second-quarter operating income improved to $190,000 from $78,000 for the second quarter of fiscal 2006. The fiscal 2007 second-quarter net loss was $62,000, or $0.01 per share, compared with a net loss of $314,000, or $0.05 per share, for the second quarter of fiscal 2006.

For the six months ended March 31, 2007, net sales were $23.0 million, compared with $25.6 million for the same period of fiscal 2006. Operating income increased to $456,000 from $388,000 for the first six months of fiscal 2006. The net loss was reduced to $15,000, or $0.00 per share, from $470,000, or $0.07 per share.

“Having substantially tightened our cost structure, our dominant challenges in fiscal 2007 are to complete new financing and to staff our sales force so that we can execute our new refocused sales initiatives,” said Dieter P. Schilling, president and chief executive officer. “We’ve made good progress on both fronts in recent weeks.

“As we announced in late March, we have entered into an agreement with a fund managed by Whitebox Advisors, LLC, to provide $7 million of financing in two phases to address both short-term and long-term capital needs. After closing the first phase of the financing on March 26, 2007, we are working to close the second phase later this quarter or early in our fiscal fourth quarter.

“Following the announcements of our improving financial results and our progress on new financing, we achieved what we regard as a recruiting breakthrough with the hiring of four strong, experienced sales professionals—an essential step in carrying out our refocused sales approach. Our recovering financial performance appears to be restoring our credibility with prospective employees and customers concerned about the deep losses we reported in fiscal 2006.”

Fiscal 2007 second-quarter sales of maintenance, spares and supplies were $11.0 million, down from $11.2 million for the second quarter of fiscal 2006, but up sequentially from $10.7 million in the first quarter of fiscal 2007. Equipment sales were $322,000 for the fiscal 2007 second quarter, down from $1.6 million a year earlier and $947,000 in the fiscal 2007 first quarter.

“While no major systems were sold during the second quarter,” Schilling continued, “we did ship a CR2000 to a major European book publisher under an arrangement in which revenue will be recognized over the term of a five-year lease. We expect to complete the installation and acceptance process in the next few weeks and begin to see service and supplies revenue shortly thereafter.”

Gross margin for the second quarter of fiscal 2007 totaled $3.4 million compared with $4.1 million for the second quarter of fiscal 2006. The gross margin rate for the fiscal 2007 second quarter was 30 percent versus 32 percent for the same quarter last year. For the six months ended March 31, 2007, gross margin was $6.5 million compared with $8.1 million for the first six months of fiscal 2006. The gross margin rate for the first six months of fiscal 2007 was 28 percent compared with 32 percent for the same period last year.

Operating expenses for the fiscal 2007 second quarter decreased 19 percent to $3.2 million from $4.0 million for the same quarter in fiscal 2006, reflecting the restructuring of the company at the end of fiscal 2006 and a continued focus on expense control and cash management.

For the second consecutive quarter, the company achieved an operating profit—$190,000 for the second quarter of fiscal 2007 compared with operating income of $78,000 for the second quarter of fiscal 2006. For the first six months of fiscal 2007, the company had operating income of $456,000 compared with $388,000 for the first six months of fiscal 2006.

For the quarter ended March 31, 2007, the company recorded foreign exchange gains of $69,000 compared with foreign exchange losses of $133,000 for the same period in fiscal 2006. For the first half of fiscal 2007, the company recorded gains of $185,000 compared with losses of $228,000 for the first half of fiscal 2006.

“We are pleased to be reporting better financial results than we did in fiscal 2006,” Schilling said. “However, we know that we still have more work to do, particularly in getting our new sales team trained and working effectively in the field. We believe that once that happens, we will begin to see improved equipment sales results.”

Delphax Technologies Inc. will discuss its fiscal 2007 second quarter results in a conference call for investors and analysts today, Thursday, May 10, 2007, at 10:30 a.m. Central Time. To participate in the conference call, please call 1-800-257-1927 shortly before 10:30 a.m. Central Time and ask for the DELPHAX conference call. The conference call will also be webcast. To listen only, log on to http://w.on24.com/r.htm?e=44418&s=1&k=B4B5EEAC1C3A1853923B8FB8779E4F70. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 11089311#. The replay will be available beginning at 12:30 p.m. Central Time May 10, and will remain active through May 17, 2007.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectations about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000 gfurness@delphax.com

MORE—FINANCIALS FOLLOW…

DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Sales:
Maintenance, spares and supplies	$10,991	$11,208	$21,727	$21,303
Printing equipment	322	1,638	1,269	4,280

NET SALES	11,313	12,846	22,996	25,583
Cost of sales	7,884	8,771	16,467	17,445

GROSS PROFIT	3,429	4,075	6,529	8,138
Operating expenses:
Selling, general and administrative	2,403	2,644	4,381	5,119
Research and development	836	1,353	1,692	2,631

	3,239	3,997	6,073	7,750

OPERATING INCOME	190	78	456	388
Net interest expense	315	316	650	604
Foreign currency exchange (gain) loss	(69)	133	(185)	228

LOSS BEFORE INCOME TAXES	(56)	(371)	(9)	(444)
Income tax expense (benefit)	6	(57)	6	26

NET LOSS	$(62)	$(314)	$(15)	$(470)

Basic loss per common share	$(0.01)	$(0.05)	$(0.00)	$(0.07)
Loss per common share—assuming dilution	(0.01)	(0.05)	(0.00)	(0.07)
Weighted average number of shares outstanding during the period:
Basic	6,455	6,372	6,447	6,364
Diluted	6,455	6,372	6,447	6,364

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31, 2007	September 30, 2006
ASSETS
Cash and cash equivalents	$493	$582
Accounts receivable, net	7,192	6,298
Inventory	13,748	15,958
Other current assets	1,580	1,087

Total current assets	23,013	23,925
Fixed assets, net	1,503	1,838
Other non-current assets	476	453

Total Assets	$24,992	$26,216

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,816	$10,131
Current portion of debt	8,253	193

Total current liabilities	16,069	10,324
Long-term portion of debt	—	7,906
Other long-term liabilities	133	150

Total liabilities	16,202	18,380
Shareholders’ equity	8,790	7,836

Total Liabilities and Shareholders’ Equity	$24,992	$26,216

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DELPHAX TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended March 31
	2007	2006
OPERATING ACTIVITIES
Net loss	$(15)	$(470)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	361	473
Non-cash interest on subordinated debt	225	263
Stock-based compensation	74	102
Other	(28)	(11)
Changes in operating assets and liabilities:
Accounts receivable, net	(894)	(590)
Inventory	2,210	(66)
Other current assets	(453)	(111)
Accounts payable, accrued expenses and other	(2,533)	(35)
Deferred revenue and customer deposits	52	(727)

NET CASH USED IN OPERATING ACTIVITIES	(1,001)	(1,172)

INVESTING ACTIVITIES
Purchase of equipment and fixtures	(19)	(216)

NET CASH USED IN INVESTING ACTIVITIES	(19)	(216)

FINANCING ACTIVITIES
Issuance of subordinated debt	900	—
(Repayments) additional borrowings on bank credit facilities, net	(270)	1,199
Checks written in excess of bank balances	231	474
Principal payments on capital lease obligations	(62)	(54)

NET CASH PROVIDED BY FINANCING ACTIVITIES	799	1,619
EFFECT OF EXCHANGE RATE CHANGES ON CASH	132	(18)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(89)	213
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	582	736

CASH AND CASH EQUIVALENTS, END OF PERIOD	$493	$949

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